SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2004

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

Following is the text of a press release issued by Dover Motorsports, Inc. on March 19, 2004:

“FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, March 19, 2004	(302) 857-3745

DOVER MOTORSPORTS, INC. SUBSIDIARY IN NEGOTIATIONS

WITH RESPECT TO GRAND PRIX OF DENVER

Dover Motorsports, Inc. (NYSE Symbol: DVD) today announced that the previously announced agreement between its wholly owned subsidiary, Grand Prix Association of Long Beach, Inc. (“Grand Prix”) and Centrix Financial, LLC (“Centrix”) to transfer to Centrix certain assets and rights that Grand Prix has relative to the organization and promotion of the Grand Prix of Denver was terminated by Centrix.

“Our original transaction with Centrix did not close,” said Denis McGlynn, President of Dover Motorsports, Inc., parent company of Grand Prix. “However, Centrix has announced its intent to work together with Open Wheel Racing Series, LLC (“OWRS”), the successor to CART, Inc. and owner of the Champ Car series. OWRS, in turn, has expressed an interest in acquiring from us certain assets and rights to the event and is working on a transaction that would allow the event to continue under new ownership with Centrix continuing as the title sponsor.”

* * *

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate five motorsports tracks (four permanent facilities and one temporary circuits) in four states and promote motorsports events under the auspices of four of the premier sanctioning bodies in motorsports – NASCAR, IRL, CART AND NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park near Memphis, Tennessee. It also organizes and promotes the Toyota Grand Prix of Long Beach in California.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: March 22, 2004